Exhibit 10.1

Facility Agreement

[/ ]        Head Office

Date:    May 12, 2011

We, Fabrinet Company Limited, having the principal place of business at No.294 Moo 8, Viphavadi Rangsit Road, Kookot, Amphur Lumlookka, Patumthanee 12130, Registration Number 0105542073726; and

We, Fabrinet, having the principal place of business at Walker House, 87 Mary Street, George Town, Grand Cayman, Cayman Islands, British West Indies, Registration Number 91794 (the “Co-Borrower”)

unless specifically referred to otherwise, individually hereinafter referred to as the “Borrower” hereby enters into this Agreement with TMB Bank Public Company Limited hereinafter called the “Bank” with the following terms and conditions:

Facility Type and Credit Limit

1.	The type of facilities and their credit limits are as follows:

1.1

Term Loan Facility in the amount of not exceeding Baht 960,000,000 (Nine Hundred Sixty Million Baht) and equivalent to USD 30,000,000 (United States Dollar Thirty Million) hereinafter called the “Loan”. For the purpose of this Agreement, exchange rate for USD against Baht shall be the rate as informed by the Bank to the Borrower prior to the first utilization of the Loan. The Borrower may commence utilization of the Loan from June 1, 2011 up until March 31, 2012. The Borrower shall use the Loan for the purpose of construction of the new building located on the land title deed number 1636, Soi Khunpra, Phaholyothin Road, Klongnueng, Klongluang Patumthanee (the “Project”);

1.2	Hedging Facility: Cross Currency Swap in the notional amount of USD 30,000,000 (United States Dollar Thirty Million); and

1.3	Settlement Limit in the amount of Baht 65,000,000 (Baht Sixty Five Million).

The facilities under Clause 1.2 to 1.3 are collectively called the “Revolving Facilities” which means the facilities that roll over as approved by the Bank and are utilised as working capital of the Borrower’s business operations, and each utilisation of which is subject to the Bank’s sole discretion.

General Terms and Conditions

2.

The Borrower agrees to comply with the “General Terms and Conditions of Facility” dated May 12, 2011 attached herewith which is hereinafter called the “General Terms”. The Borrower agrees that the General Terms and the Facility Agreement including any other relevant documents executed in relation to the General Terms or the Facility Agreement shall bind the Borrower and supersede any previous contracts or agreements the Borrower made with the Bank. If in the future the Borrower is granted any facility by the Bank in addition to the facilities obtained hereunder by execution of a new facility agreement or amendment agreement thereof, the Borrower agrees to comply with the General Terms which shall be applicable to the said agreements or facilities in all respects. The Borrower further agrees that the General Terms attached herewith, including any other relevant agreements or documents shall, to the extent that they are not inconsistent with this Agreement or the General Terms, constitute mutually essential elements and form an integral part of this Agreement. Any breach of any term thereunder by the Borrower shall constitute a breach of this Agreement, in which case the Bank is entitled to demand the Borrower to immediately repay all debts outstanding together with interest at the default rate as well as to exercise any rights to which the Bank is entitled under this Agreement.

Conditions of Utilisation of Facilities

3.1

In addition to the conditions of utilisation set out under Clause 4 (Utilisation), the Borrower shall comply with the conditions precedent for utilisation of any or all of the facilities and credit limits as set out under the General Terms as well as the conditions precedent specific to each facility and credit limit as follows:

3.1.1	the Borrower’s receipt of approval from the Bank of Thailand regarding foreign exchange control; and

3.1.2	no material adverse change to the business of the Borrower.

3.2	In connection with the utilization of Loan for payment of construction costs of the Project, the Borrower shall comply with the following conditions precedent:

3.2.1	the Borrower shall submit evidence that the Borrower has already financed for the construction and land development costs to fulfil investment of equity together with the first utilization; and

3.2.2	the Borrower shall submit invoice and progress report of the construction of the Project for subsequent utilization.

Utilisation

4.	In utilising the facilities hereunder, the Borrower agrees as follows:

4.1	Term Loan Facility

The Borrower agrees to utilise the Loan in accordance with the procedures and conditions determined by the Bank and other conditions set out hereunder. The Borrower shall deliver the utilisation request to the Bank at least 7 (seven) business days prior to the utilisation date and the proceeds from the utilisation shall be exclusively applied for the purposes of the Loan as specified in clause 1. At the end of the availability period, any unutilised Loan shall deem to be cancelled by the Borrower. Any request for extension of the availability period is subject to the sole discretion of the Bank on a case-by-case basis. Utilization of Loan shall be in accordance with the following dates;

(i)	June 15, 2011: Baht equivalent to USD 2 million;

(ii)	September 15, 2011: Baht equivalent to USD 4 million;

(iii)	December 15, 2011: Baht equivalent to USD 12 million; and

(iv)	March 15, 2012: Baht equivalent to USD 12 million.

5.

In respect of the Revolving Facility, the Borrower agrees that the Bank, by its sole discretion, may increase, decrease, suspend, restrict or cancel the credit limit or change or modify the conditions of utilisation, whether in whole or in part. The provisions set out hereunder shall not prejudice to the Bank’s right to demand the Borrower to repay the indebtedness under the Revolving Facility whether in whole or in part before its specified due date including before the maturity date set forth in the relevant bills or notes.

Interest Rate and Payment

6.

The Borrower agrees to pay the interest over the principal of Loan at the rate of 5.28% (equivalent to 3- month LIBOR + 2.80%) per annum (subject to change with market conditions in accordance with Swap Agreement).

Debt Payment

7.	The Borrower agrees to pay the indebtedness under this Agreement in accordance with following procedures:

7.1	With respect to the Term Loan Facility, the Borrower agrees to pay the principal and interest in Baht currency in accordance with Schedule 1 attached hereto as an integral part of this Agreement.

The Bank reserves the right to adjust the number of instalment of principal and interest payment and/or the payment amount for each instalment to reflect the interest amount payable in case of any change of interest rate because of an event of default specified in clause 18 of the General Terms where the Borrower agrees to make debt repayment pursuant to the amount so adjusted to be notified by the Bank.

7.2

The Borrower agrees that the Bank is authorised to deduct any amount in any account of the Borrower opened with the Bank including the following accounts on a quarterly basis or at any time any sum is due and payable by the Borrower under this Agreement for a purpose of repayment of debt of the Borrower as set out hereunder:

-	In case of Baht: current account, account number 099-1-05185-5 and saving account 099-2-37700-2 opened with [ ] Head Office [/ ] branch Talad Seemummuang Branch.

-	In case of [ ] US $ [ ] Euro [ ] Yen [ ] Other - : [savings/current] account, account number - opened with [ ] Head Office [ ] branch .

Fees and Payment

8.	The Borrower agrees to pay to the Bank the following fees and/or the fees in the amount and under the method agreed with the Bank and specified in the separate fee letters:

8.1	Up-front fee at the rate of 0.25 % of the total amount of the Loan payable to the Bank in full on the execution date hereof.

8.2

Commitment fee at the rate of 1% on the unutilized amount if the Borrower fails to utilize the Loan in accordance with the date specified in (i) –(iv) of clause 4.1 hereunder or the amount utilized is below the amount specified in (i)- (iv) of clause 4.1 hereunder which shall be payable in quarterly installments on the last business day of that quarter.

8.3	Extension fee, if any, (for extension of availability period or principal repayment period): at the rate of 1% of the principal amount for which the extension is requested, provided a written consent is obtained from the Bank and the fee is payable on the execution date of such extension.

8.4

Prepayment fee at the rate of 1% of the prepaid principal amount of the Loan payable to the Bank on the prepayment date except that source of fund used for prepayment is derived from the Borrower’s income or increase of the Borrower’s capital.

8.5

For Fixed Rate Term Loan, in the case that the Borrower prepays the loan, the Borrower will pay to the Bank on the prepayment date the excess, if a positive number, of (A) the sum of the interest to be received by the Bank from the date of prepayment of the loan to the maturity date of the loan if there were no prepayment over (B) the sum of the interest to be received by the Bank by investing the notional amount of the prepaid loan in the government bond with a similar remaining durations). The yield of the government bond will be interpolated from the closing yields of Thai Government Bonds announced by Thai Bond Market Association (Thai BMA) on Reuter page “0#THTBMABMK=” or Bloomberg on page “TBMA 02” or any reliable sources of Thai Bond Market. If it is a negative number, no break cost shall apply.

8.6	Cancellation fee at the rate of 1% of the cancelled amount of Loan payable to the Bank on the cancellation date.

Governing Law

9.	The Facility Agreement and the General Terms including any other documents executed under the Facility Agreement and the General Terms shall be governed and construed by Thai law.

Special Terms and Conditions

10.	As long as the Borrower has outstanding debts toward the Bank, the Co-Borrower shall maintain:

10.1 DSCR for not less than 2.50 times; and

10.2 D/E ratio for not greater than 2.00 times.

“Debt Service Coverage Ratio” or “DSCR” means earnings before interest expenses, depreciation and amortization plus cash on hand and deposits minus short terms debts divided by current long-term debts of the Co-Borrower for the preceding 12-month-period of such fiscal year plus interest expenses.

“Debt to Equity Ratio” means the total debts and contingent liabilities of the Co-Borrower divided by equity minus intangible assets minus receivables from related companies and directors minus investment.

11.

As long as the Borrower has outstanding debts toward the Bank, Mr. David T. Mitchell shall maintain shareholding ratio in the Co-Borrower and the Borrower shall keep the Bank informed of the change in shareholding ratio held by Mr. David T. Mitchell within 30(thirty) days after the change.

12.

If the Borrower early terminates the Hedging Facility prior to the final repayment of the Loan, the Borrower shall compensate the Bank against any losses, damages, costs, claims, expenses and liabilities, including without limitation to, any loss of bargain, costs of funding and any costs or loss incurred as result of terminating, liquidating, obtaining or re-establishing such hedge or related trading position) sustained or incurred by the Bank as a result of the Borrower’s early termination whether in whole or in part.

13.	Obligations of each Borrower hereunder shall be jointly and severally.

The Borrower

Fabrinet Company Limited

By:	/s/ Soon Kaewchansilp

( Mr. Soon Kaewchansilp )

Authorised Director

The Co-Borrower

Fabrinet

By:	/s/ David T. Mitchell

( Mr. David T. Mitchell )

Authorised Director

The Bank

TMB Bank Public Company Limited

By:	/s/ Vikran Paovarojkit

( Mr. Vikran Paovarojkit )

Authorized Representative

Signed	/s/ Chancherm Pitaksit	Witness

( Ms. Chancherm Pitaksit )

Signed	/s/ Arunee Kongmalai	Witness

( Mrs. Arunee Kongmalai)

Schedule 1

Repayment Schedule

Year	Month	Date	Quarter	Repayment in Baht Equivalent to USD (million)
				Interest	Principal
2011	Mar.	15
	June	15	1
	Sept.	15	2	Interest
	Dec.	15	3	Interest
2012	Mar.	15	4	Interest
	June	15	5	Interest	1.5
	Sept.	15	6	Interest	1.5
	Dec.	15	7	Interest	1.5
2013	Mar.	15	8	Interest	1.5
	June	15	9	Interest	1.5
	Sept.	15	10	Interest	1.5
	Dec.	15	11	Interest	1.5
2014	Mar.	15	12	Interest	1.5
	June	15	13	Interest	1.5
	Sept.	15	14	Interest	1.5
	Dec.	15	15	Interest	1.5
2015	Mar.	15	16	Interest	1.5
	June	15	17	Interest	1.5
	Sept.	15	18	Interest	1.5
	Dec.	15	19	Interest	1.5
2016	Mar.	15	20	Interest	1.5
	June	15	21	Interest	1.5
	Sept.	15	22	Interest	1.5
	Dec.	15	23	Interest	1.5
2017	Mar.	15	24	Interest	1.5
Total					30